Exhibit 99.1

I-many Receives Notice of Non-Compliance with NASDAQ

Global Market Listing Requirements

Company May Apply to Transfer to the NASDAQ Capital Market

EDISON, N.J., July 25, 2008 — I-many, Inc. (NASDAQ: IMNY), a leading provider of contract management software and services for the enterprise, reported that it received a notice on July 23, 2008 from the Listing Qualifications division of the NASDAQ Stock Market indicating that the Company’s common stock is subject to potential delisting from the NASDAQ Global Market because the market value of the Company’s common stock was below $50 million for 10 consecutive business days, and, therefore, did not meet the requirement set forth in NASDAQ Marketplace Rule 4450(b)(1)(A) (the “Rule”). The Rule and the notice relate only to the eligibility of I-many’s securities to remain listed on the NASDAQ Global Market and do not affect I-many’s satisfaction of the listing requirements of the NASDAQ Capital Market. If I-many cannot meet the requirements for continued listing on the NASDAQ Global Market, I-many intends to apply to transfer its common stock to the NASDAQ Capital Market.

The notice from the Listing Qualifications division further stated that the Company is also not in compliance with an alternative test, NASDAQ Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

In accordance with NASDAQ Marketplace Rule 4450(e)(4), I-many will be provided a period of 30 calendar days, or until August 22, 2008, to regain compliance with the Rule and continue listing its common stock on the NASDAQ Global Market. If at any time before August 22, 2008, the market value of I-many’s common stock is $50 million or more for a minimum of 10 consecutive business days (or such longer period as the NASDAQ staff may require in some circumstances), the Company will achieve compliance with the Rule.

If I-many has not regained compliance with the Rule by August 22, 2008, the NASDAQ staff will issue a letter notifying the Company that its common stock will be delisted from the NASDAQ Global Market. At that time, the Company may appeal the determination to a Listing Qualifications Panel.

If I-many makes an application to transfer its securities to the NASDAQ Capital Market by August 22, 2008, NASDAQ will stay any delisting proceedings pending review of the application. I-many believes it currently meets the criteria to transfer to the NASDAQ Capital Market.

Safe Harbor for Forward Looking Statements

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

949-574-3860

Ron Both, ron@liolios.com

Geoffrey Plank, geoffrey@liolios.com